Exhibit 99.4(f)

[Symetra Life Insurance Company] [P.O. Box 3882] [Seattle, WA 98124-3882]

SIMPLE Individual Retirement Annuity Endorsement

This endorsement is made a part of the Annuity Contract to which it is attached, and the following provisions apply in lieu of any provisions in the Contract to the contrary. The Owner has established a Savings Incentive Match Plan for Employees of Small Employers Individual Retirement Annuity (SIMPLE IRA) under Internal Revenue Code §408(p) to provide for his or her retirement and for the support of his or her Beneficiaries after death.

ARTICLE I

The contract is established for the exclusive benefit of the individual or his or her beneficiaries.

ARTICLE II

This SIMPLE IRA will accept only:

(a)	a cash contribution made by an employer on behalf of the individual under a SIMPLE IRA plan that meets the requirements of Code §408(p); and

(b)	a rollover contribution or a transfer of assets from another SIMPLE IRA of the individual.

No other contributions will be accepted.

ARTICLE III

REQUIRED MINIMUM DISTRIBUTION PROVISIONS

(a)	Notwithstanding any provision of this IRA to the contrary, the distribution of the individual’s interest in the IRA shall be made in accordance with the requirements of Code §408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the IRA (as determined under Article IV (c)) must satisfy the requirements of Code §408(a)(6) and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and Article IV.

(b)

The entire interest of the individual for whose benefit the contract is maintained will commence to be distributed no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (the “required beginning date”) over (a) the life of such individual or the lives of such individual and his or her designated beneficiary or (b) a period certain not extending beyond the life expectancy of such individual or the joint and last survivor expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of §1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of §1.401(a)(9)-6T.

(c)	The distribution periods described in paragraph (b) above cannot exceed the periods specified in §1.401(a)(9)-6T of the Temporary Income Tax Regulations.

(d)

The first required payment can be made as late as April 1 of the year following the year the individual attains age 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

ARTICLE IV

PAYMENT OF DEATH BENEFIT

(a)	Death On or After Required Distributions Commence. If the individual dies on or after required distributions commence, the remaining portion of his or her interest will continue to be distributed under the contract option chosen.

(b)	Death Before Required Distributions Commence. If the individual dies before required distributions commence, his or her entire interest will be distributed at least as rapidly as follows:

(1)	If the designated beneficiary is someone other than the individual’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual’s death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the individual’s death, or, if elected, in accordance with paragraph (b)(3) below.

(2)

If the individual’s sole designated beneficiary is the individual’s surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the individual’s death (or by the end of the calendar year in which the individual would have attained age 70 1/2, if later), over such spouse’s life, or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

(3)	If there is no designated beneficiary, or if applicable by operation of paragraph (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the individual’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(2) above.)

(4)	Life expectancy is determined using the Single Life Table in Q&A-1 of §1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for each subsequent year.

(c)	The “interest” in the IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of §1.408-8 of the Income Tax Regulations.

(d)	For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the individual’s required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of §1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)	If the sole designated beneficiary is the individual’s surviving spouse, the spouse may elect to treat the IRA as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the IRA or fails to take required distributions as a beneficiary.

ARTICLE V

[Symetra] shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

If contributions made on behalf of the individual under a SIMPLE IRA plan maintained by the individual’s employer are received directly by [Symetra] from the employer, [Symetra] will provide the employer with the summary description required by Code §408(l)(2)(B).

ARTICLE VI

This contract is offered only through [Symetra Life Insurance Company], which is not a designated financial institution within the meaning of Code §408(p)(7).

ARTICLE VII

Prior to the expiration of the 2-year period beginning on the date the individual first participated in any SIMPLE IRA plan maintained by the individual’s employer, any rollover or transfer by the individual of funds from the SIMPLE IRA must be made to another SIMPLE IRA of the individual. Any distribution of funds to the individual during this 2-year period may be subject to a 25% additional tax if the individual does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the individual may roll over or transfer funds to any IRA of the individual that is qualified under Code §408(a), (b), or (p), or to another eligible retirement plan described in Code §402(c)(8)(B).

ARTICLE VIII

“Right to Examine the Contract” is deleted and replaced by:

Right to Examine the Contract: If for any reason you are not satisfied with this Contract, you may return it within 10 days from the date you received it to Symetra Life or to the registered representative who sold you this Contract. When we receive this Contract, we will refund the greater of your contract value or your Purchase Payments. We reserve the right to allocate all Purchase Payments designated for the various Portfolios to the Fidelity Money Market Portfolio- Service Class 2 until the Contract is 15 days old.

“DEFINITIONS – Annuitant” and “THE ANNUITY CONTRACT – ANNUITANT” are deleted and replaced by:

Annuitant: The natural person on whose life annuity payments are based. You are the Annuitant.

“DEFINITIONS – Beneficiary” and the first paragraph of “THE ANNUITY CONTRACT – BENEFICIARY” are deleted and replaced by:

Beneficiary: The person(s) entitled to receive any benefits upon the death of the Owner or, if applicable, after the second Annuitant dies. You initially name your Beneficiaries on the contract application.

“DEFINITIONS – Owner” and “THE ANNUITY CONTRACT – OWNER” are deleted and replaced by:

Owner: The person named on the contract application. On the contract date, the Owner must not have been older than the maximum issue age shown on the contract data page. The Owner has all ownership rights under this Contract. You are the Owner.

Any reference to Joint Owners is deleted.

Any reference to the payee refers to the Owner/Annuitant.

Withdrawals taken prior to age 59 1/2 may be subject to a 10% penalty tax.

“DEATH BENEFIT PROVISIONS – DEATH OF ANNUITANT Prior to the Annuity Date” is deleted.

“DEATH BENEFIT PROVISIONS – DEATH OF ANNUITANT On or After the Annuity Date” is deleted.

“GENERAL PROVISIONS – ASSIGNMENT OF BENEFITS” is deleted and replaced by:

ASSIGNMENT OF BENEFITS: This Contract may not be sold, transferred, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose (other than a transfer incident to a divorce decree in accordance with IRC Section 408(d)(6)).

“GENERAL PROVISIONS – MISSTATEMENT OF AGE OR SEX” is deleted and replaced by:

MISSTATEMENT OF AGE: We may require satisfactory proof of correct age at any time.

•

If annuity payments are based on life or life expectancy and the age of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•	If the age of any Annuitant or Owner has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant or Owner.

“NONFORFEITABILITY” is added to the “GENERAL PROVISIONS” section of the Contract:

NONFORFEITABILITY: The interest of the Owner in this Contract is nonforfeitable.

“ANNUITY PURCHASE RATE TABLES” is deleted and replaced by:

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year 2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1 year setback for each additional 10 years. The assumed investment return in the table is 4.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by [Symetra Life] upon request.

Consideration Required to Purchase $1 of Monthly Variable Annuity*

Age of Annuitant	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
				Life Annuity	5 Years Certain and Life
55	$226.08	$226.36	$227.21	$247.15	$247.95
56	222.92	223.23	224.16	244.59	245.39
57	219.66	220.00	221.01	241.93	242.73
58	216.30	216.67	217.78	239.17	239.97
59	212.83	213.23	214.45	236.29	237.09
60	209.24	209.68	211.02	233.30	234.10
61	205.55	206.03	207.50	230.20	230.99
62	201.75	202.28	203.90	226.97	227.76
63	197.83	198.42	200.20	223.62	224.41
64	193.81	194.45	196.42	220.15	220.94
65	189.68	190.39	192.56	216.55	217.34
66	185.44	186.22	188.64	212.82	213.61
67	181.10	181.96	184.65	208.97	209.75
68	176.65	177.61	180.60	204.98	205.76
69	172.11	173.17	176.51	200.86	201.65
70	167.46	168.64	172.38	196.62	197.40
71	162.73	164.04	168.23	192.24	193.02
72	157.91	159.39	164.07	187.73	188.51
73	153.01	154.68	159.92	183.11	183.89
74	148.06	149.94	155.79	178.37	179.16
75	143.08	145.19	151.71	173.52	174.32
76	138.06	140.44	147.68	168.58	169.40
77	133.04	135.70	143.73	163.55	164.39
78	128.02	130.98	139.88	158.45	159.31
79	122.99	126.30	136.14	153.27	154.17
80	117.97	121.66	132.53	148.03	148.98
81	112.96	117.08	129.07	142.74	143.75
82	108.00	112.58	125.79	137.42	138.50
83	103.08	108.18	122.70	132.07	133.26
84	98.22	103.89	119.81	126.73	128.04
85	93.45	99.74	117.13	121.39	122.87
86	88.76	95.76	114.64	116.10	117.77
87	84.18	91.95	112.35	110.85	112.78
88	79.72	88.35	110.24	105.67	107.92
89	75.44	84.96	108.32	100.62	103.23
90	71.35	81.80	106.61	95.71	98.73

*	The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $189,680. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.
**	Annuitant and second Annuitant are assumed to be the same age.

FIXED ANNUITY PURCHASE RATE TABLE

MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.

Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by [Symetra Life] upon request.

Consideration Required to Purchase $1 of Monthly Fixed Annuity*

Age of Annuitant	Life Annuity	Life Annuity 5 Years Certain	Life Annuity 10 Years Certain	Joint & Survivor Annuity**
				Life Annuity	5 Years Certain and Life
55	$306.55	$306.86	$307.85	$344.87	$345.75
56	300.44	300.77	301.85	339.23	340.11
57	294.23	294.60	295.78	333.48	334.36
58	287.95	288.34	289.63	327.62	328.50
59	281.57	282.00	283.42	321.65	322.53
60	275.10	275.57	277.13	315.56	316.44
61	268.55	269.07	270.78	309.36	310.24
62	261.92	262.48	264.36	303.05	303.93
63	255.20	255.83	257.90	296.64	297.51
64	248.42	249.11	251.40	290.11	290.98
65	241.57	242.33	244.86	283.47	284.34
66	234.66	235.50	238.30	276.73	277.60
67	227.69	228.62	231.74	269.89	270.76
68	220.68	221.69	225.17	262.95	263.81
69	213.61	214.74	218.63	255.92	256.78
70	206.51	207.77	212.12	248.80	249.66
71	199.38	200.78	205.65	241.59	242.45
72	192.23	193.81	199.26	234.31	235.17
73	185.08	186.86	192.95	226.97	227.83
74	177.96	179.96	186.76	219.57	220.44
75	170.88	173.13	180.71	212.14	213.02
76	163.85	166.38	174.81	204.70	205.59
77	156.91	159.74	169.08	197.24	198.16
78	150.05	153.21	163.56	189.79	190.74
79	143.27	146.80	158.24	182.36	183.34
80	136.59	140.53	153.16	174.95	175.98
81	130.02	134.41	148.35	167.58	168.68
82	123.57	128.46	143.81	160.28	161.46
83	117.26	122.70	139.57	153.05	154.34
84	111.10	117.15	135.64	145.92	147.34
85	105.11	111.83	132.01	138.90	140.50
86	99.29	106.76	128.68	132.02	133.84
87	93.67	101.96	125.63	125.30	127.39
88	88.24	97.44	122.85	118.74	121.17
89	83.09	93.24	120.33	112.42	115.23
90	78.20	89.33	118.10	106.32	109.58

*	The consideration shown refers to the net value of the Fixed Account used to purchase a fixed annuity adjusted for any MVA and after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $241,570.
**	Annuitant and second Annuitant are assumed to be the same age.

All other terms and conditions of the Contract remain unchanged.

Symetra Life Insurance Company

George Pagos
Secretary